Exhibit 10.21

AMENDMENT NO. 1, dated as of March 1, 2012 (this “Amendment”), to that certain Credit Agreement, dated as of August 29, 2011 (as further amended, supplemented, amended and restated, waived or otherwise modified from time to time, the “Credit Agreement”), among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”); RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time; CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders; and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as amended hereby).

WHEREAS, pursuant to subsection 13.1 of the Credit Agreement the Administrative Agent and the Credit Parties may, with the consent of the Required Lenders, amend and supplement the Credit Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Credit Agreement. The Credit Agreement is hereby amended effective as of the date hereof as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions:

(i) “Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of March 1, 2012.

(ii) “Amendment No. 1 Effective Date” means March 1, 2012.

(iii) “Consolidated Senior Secured Net Debt” shall mean, as of any date of determination (x) the aggregate principal amount of all Indebtedness of RailAmerica and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP that is secured by a Lien minus (y) the lesser of (A) $50,000,000 and (B) the amount of cash and Permitted Investments included on the balance sheet of RailAmerica and its Restricted Subsidiaries on such date other than cash and Permitted Investments (i) constituting proceeds of a Borrowing hereunder or any Term Loans, in each case borrowed at the time of determination; (ii) designated as or representing proceeds from any Excluded Contribution or Specified Equity Contribution; (iii) held by Restricted Subsidiaries that is contractually restricted from being distributed to the Borrowers; and (iv) that are subject to a Lien (other than Liens permitted under clauses (a) and (k) of the definition of Permitted Liens and Section 10.2(a)).

(iv) “Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of the most recent Test Period to (b) Consolidated EBITDA for such Test Period (which for such purposes of Section 10.9 shall exclude amounts earned from, or received from the assignment of, the tax credit available under Section 45G of the Code); provided that the Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio shall be calculated on a Pro Forma Basis.

(v) “Existing Lenders” shall have the meaning provided in Section 2.15.

(vi) “Junior Financing” shall mean (i) any Indebtedness that is subordinated in right of payment to any of the Obligations or (ii) any Indebtedness incurred or outstanding pursuant to Section 10.1(i), (k) or (m) that is either not secured or secured by a Lien on any Collateral that is junior to the Lien on such Collateral securing the Obligations.

(vii) “Junior Lien Priority” shall have the meaning provided in the Intercreditor Agreement.

(viii) “New Commitment” shall have the meaning provided in Section 2.15.

(ix) “New Lender” shall have the meaning provided in Section 2.15.

(x) “Notice of Borrowing/Continuation” shall mean a notice substantially in the form of Exhibit N (or such other form as may be acceptable to the Administrative Agent).

(xi) “Other Pari Passu Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

(xii) “Specified Entity” shall mean an entity set forth on Schedule 1.1(c) or Schedule 1.1(d).

(xiii) “Specified Equity Contribution” shall have the meaning provided in Section 10.9.

(xiv) “Tender Offer” shall mean the tender offer for $444,000,000 in principal amount of the Secured Notes pursuant to the Offer to Purchase and related documents dated February 1, 2012.

(xv) “Term Loan Agent” shall have the meaning provided in the definition of Term Loan Credit Agreement.

(xvi) “Term Loan Credit Agreement” shall mean that credit agreement dated as of the Amendment No. 1 Effective Date by and among the Borrowers, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacities, the “Term Loan Agent”), and the other agents and arrangers party thereto, as amended, supplemented, amended and restated, waived or otherwise modified from time to time.

(xvii) “Term Loan Facility Indebtedness” shall mean all Indebtedness of the Credit Parties outstanding under the Term Loan Credit Agreement.

(xviii) “Term Loan Security Documents” shall have the meaning provided in the Intercreditor Agreement.

(xix) “Term Loans” shall mean the “Loans” as defined in the Term Loan Credit Agreement.

(b) Each of the following definitions in Section 1.1 of the Credit Agreement shall be amended and restated in their entirety as follows:

(i) “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR and, in any event, shall include all Swingline Loans.

(ii) “Commitment” shall mean (a) with respect to each Lender that is a Lender on the Amendment No.1 Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Commitment”, (b) in the case of any New Lender that becomes a Lender under Section 2.15, the amount specified as such Lender’s “New Commitment” in the Joinder Agreement pursuant to which such New Lender assumed a portion of the Total Commitment and (c) in the case of any Lender that becomes a Lender after the Amendment No.1 Effective Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Commitments as of the Amendment No.1 Effective Date is $100.0 million.

(iii) “Credit Documents” shall mean Amendment No. 1, this Agreement, the Guarantee, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrowers hereunder and the Fee Letters.

(iv) “Excluded Entity” means any Restricted Subsidiary (other than RATC) that RailAmerica has designated as such in an Officers’ Certificate delivered to the Administrative Agent on or before the Closing Date; provided that (x) no such Restricted Subsidiary (other than the Specified Entity listed on Schedule 1.1(d)) shall hold or obtain any assets (other than Equity Interests in another Restricted Subsidiary that would also qualify as an Excluded Entity) and (y) each such Restricted Subsidiary (other than the Specified Entities listed on either Schedule 1.1(c) or 1.1(d)) shall be intended to be dissolved within six months after the Closing Date.

(v) “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of June 23, 2009, as amended and restated on the Closing Date and the Amendment No. 1 Effective Date, among the Administrative Agent, the Collateral Agent, U.S. Bank, National Association, in its capacity as trustee for the Secured Notes and “Notes Collateral Agent” (referred to herein as “Fixed Asset Collateral Agent”), and the Term Loan Agent, as the same may be further amended or supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

(vi) “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit B to Amendment No. 1.

(vii) “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on Mortgaged Property, with such schedules and including such provisions as shall be necessary to conform such document to applicable local law or as shall be customary under applicable local law, in each case as the same may be amended, amended and restated, supplemented, assigned or otherwise modified from time to time.

(viii) “Mortgaged Property” shall mean (a) each real property identified as a Mortgaged Property on Schedule 7(a) to the Perfection Certificate dated the Closing Date and (b) each real property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Sections 9.10, 9.13 or 9.17. For the avoidance of doubt, in no case and at no time shall Mortgaged Property include any Buildings or Manufactured (Mobile) Homes.

(ix) “Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any Person or of any business or division of any Person by RailAmerica or a Restricted Subsidiary; or (b) acquisition (including by merger or consolidation) of all of the Equity Interests of any Person by RailAmerica or a Restricted Subsidiary; provided that each of the following conditions shall be met:

(a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law;

(b) in the case of the acquisition of Equity Interests, (i) no less than 50.1% of all of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned by a Borrower or a Subsidiary Guarantor thereof, (ii) such Person or any newly formed Subsidiary shall become a Restricted Subsidiary and (iii) with respect to any Person or newly formed or acquired Subsidiary that is a Wholly-Owned Subsidiary of a Borrower or a Subsidiary Guarantor, such Borrower or such Subsidiary Guarantor shall have taken, or shall cause to be taken, such actions necessary for such newly formed or acquired Wholly-Owned Subsidiary to become a Subsidiary Guarantor as set forth in Section 9.10; provided that in the case of an acquisition of the Equity Interests of a Person pursuant to this clause (b) that does not become a Credit Party, such acquisition shall only be made to the extent capacity for Investments in Subsidiaries that are not Guarantors under Section 10.5 exists (and shall reduce such capacity);

(c) in the case of an acquisition of assets, such assets shall be held, after giving effect to such acquisition, by a Borrower or a Subsidiary Guarantor or, to the extent there is capacity for Investments in Subsidiaries that are not Guarantors under Section 10.5, any other Restricted Subsidiary that is not a Subsidiary Guarantor (which Investment will reduce such capacity);

(d) such acquisition shall result in the Collateral Agents, for the benefit of the applicable Lenders, being granted a security interest in any assets so acquired by a Borrower or Subsidiary Guarantor to the extent required by Section 9.10 or 9.12 (it being agreed that, in the case of an acquisition of Equity Interests, a Borrower or the applicable Subsidiary Guarantor shall only pledge such Equity Interests that are owned by such Borrower or Subsidiary Guarantor);

(e) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that RailAmerica and the Restricted Subsidiaries are permitted to be engaged in under Section 10.12; and

(f) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(x) “Secured Notes” shall mean RailAmerica’s 9.25% Senior Secured Notes due 2017.

(xi) “Secured Notes Indenture” shall mean the Indenture dated as of June 23, 2009, among RailAmerica, the guarantors party thereto and U.S. Bank National Association, as trustee, pursuant to which the Secured Notes are issued, as in effect on the Closing Date or as amended solely to add additional guarantors thereto.

(xii) “Security Documents” shall mean, collectively, (a) the Security Agreements, (b) the Intercreditor Agreement, (c) the Mortgages, (d) the Closing Date Fixed Asset Security Agreement Affirmation and (e) each other security agreement or instrument or document executed and delivered pursuant to Sections 9.10. 9.12 or 9.17 or pursuant to any of the Security Agreements to secure any of the Obligations (for the avoidance of doubt, the Security Documents shall include, but not be limited to, the Fixed Asset Security Documents).

(xiii) “Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Excluded Entity) on the Closing Date and (b) each Restricted Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10; provided that if an Excluded Entity (other than the Specified Entities listed on Schedules 1.1(c) or 1.1(d)) is not dissolved on or before the six-month anniversary of the Amendment No. 1 Effective Date, such Excluded Entity (other than any Specified Entity listed on Schedule 1.1(c) or 1.1(d)) shall promptly become a Subsidiary Guarantor, but in any event within ten Business Days after such six-month anniversary.

(c) The definitions of the following terms in Section 1.1 of the Credit Agreement shall be amended as follows:

(i) “Available Amount Basket” shall be amended by (i) deleting the “or” before clause (d) in the proviso of clause (2) thereof and replacing it with a “,”, (ii) adding the following at the end of the proviso of clause (2) thereof: “or (e) Specified Equity Contributions”, (iii) adding the words “or Specified Equity Contributions” at the end of the second parenthetical in clause (3) thereof;

(ii) “Change of Control” shall be amended by adding “, the Term Loan Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof” after the words “the Secured Notes or any Permitted Refinancing Indebtedness in respect thereof”;

(iii) “Collateral” shall be amended by changing the reference from “Section 9.10 or 9.12” to “Section 9.10, 9.12 or 9.15(B)”.

(iv) “Collateral Agent” shall be amended by replacing the words “collateral agent” in clause (b) thereof with the words “Authorized Representative”.

(v) “Commitment Fee Rate” shall be amended by (i) deleting the words “and (iii) prior to the first Adjustment Date” and (ii) by replacing the “,” before “(ii) with the word “and”;

(vi) “Consolidated Interest Expense” shall be amended by adding the words “(i) any acceleration of the amortization of original issue discount resulting from the Tender Offer and (ii)” immediately after the words “but excluding”;

(vii) “Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall be amended by deleting the parenthetical “(which for such purposes of Section 10.9 shall exclude amounts earned from, or received from the assignment of, the tax credits available under Section 45G of the Code)”;

(viii) “Designated Preferred Stock” shall be amended by deleting the first parenthetical and replacing it with “(other than Disqualified Capital Stock and other than to the extent issued in connection with a Specified Equity Contribution)”;

(ix) “Excluded Contribution” shall be amended by adding the words “or in connection with a Specified Equity Contribution” at the end of the second parenthetical in clause (b) thereof.

(x) “Fixed Asset Collateral Agent” shall be amended by deleting the proviso thereto;

(xi) “Fixed Charge Coverage Ratio” shall be amended by adding the words “during such Test Period” immediately prior to the words “and (iii)”;

(xii) “Management Group” shall be amended by adding the words “, Senior Vice President” immediately after the words “Executive Vice President”;

(i) “Net Proceeds” shall be amended by replacing the two references in such definition to “the Company” with “RailAmerica or a Restricted Subsidiary”.

(ii) “Permitted Collateral Liens” shall be amended by adding a comma in between the references to clauses (g) and (j).

(iii) “Permitted Refinancing Indebtedness” shall be amended by (I) replacing the parenthetical in clause (a) thereof with the following: “(except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable including any premiums and make whole or prepayment premiums paid in connection with such refinancing)” and (II) replacing clause (z) thereof in its entirety with the following: “does not have any mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than (i) customary offers to purchase or prepayment events upon a change of control, asset sale or event of loss, (ii) other prepayment or redemption events not more onerous to RailAmerica and its Restricted Subsidiaries than those set forth in Section 5.2 of the Term Loan Credit Agreement as in effect on the Amendment No. 1 Effective Date and (iii) customary acceleration rights after an event of default) at a date that is earlier than any mandatory redemption, mandatory offer to purchase or sinking fund obligation in the Initial Indebtedness”;

(iv) “Pro Forma Adjustment Certificate” shall be amended by deleting the words “or setting forth the information described in clause (iv) to Section 9.1(d)”;

(v) “Pro Forma Basis” shall be amended by adding the words “(and as if such incurrence and repayment remains in effect on the Determination Date)” at the end of clause (C) thereof;

(vi) “Secured Hedge Agreement” shall be amended by adding the words “not prohibited hereunder” immediately after the words “any Hedge Agreement”; and

(vii) “Unrestricted Subsidiary” shall be amended by (A) adding the words “RATC or” after the words “other than” in clause (b) thereof and (B) adding the words “, the Term Loan Facility Indebtedness or any Permitted Refinancing Indebtedness in respect thereof” after the words “the Secured Notes or any Permitted Refinancing Indebtedness in respect thereof”.

(d) Section 1.1 of the Credit Agreement shall be amended by deleting the definitions of “Consolidated First Lien Secured Debt”, “Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio”, “Increased Amount Date”, “New Commitments”; “New Lender”; “Notice of Borrowing”; “Notice of Conversion or Continuation”; “Regulation Z” and “Specified Financial Maintenance Covenant” in their entirety.

(e) The Credit Agreement shall be amended by replacing the words “Notice of Borrowing” or “Notice of Borrowing or Notice of Conversion or Continuation” or “Notice of Conversion or Continuation”, in each case, with the words “Notice of Borrowing/Continuation” each time such words appear in the Credit Agreement.

(f) Section 2.2 of the Credit Agreement shall be amended by deleting the word “five” and replacing it with the word “seven.”

(g) Section 2.3 of the Credit Agreement shall be amended by replacing the words “(each such notice, a “Notice of Borrowing”)” with the words “pursuant to a Notice of Borrowing/Continuation”.

(h) Section 2.6 of the Credit Agreement shall be amended by replacing the words (“each, a “Notice of Conversion or Continuation”) with the words “pursuant to a Notice of Borrowing/Continuation”.

(i) Section 2.15 of the Credit Agreement shall be replaced in its entirety with the following:

“2.15. Commitment Increase. On the Amendment No. 1 Effective Date, the aggregate Commitments shall be increased from $75,000,000 to $100,000,000, and Schedule 1.1(b) shall be deemed to be replaced in its entirety with Schedule 1.1(b) to Amendment No. 1. On the Amendment No. 1 Effective Date (a) each Person that is an eligible assignee pursuant to Section 13.6(b) and is obtaining a new Commitment (each, a “New Commitment”) on the Amendment No. 1 Effective Date shall execute and deliver a Joinder Agreement to the Administrative Agent (each such Person, a “New Lender”), and each of the New Lenders shall purchase from each of the Lenders with Commitments immediately prior to the Amendment No. 1 Effective Date (the “Existing Lenders”), at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on the Amendment No. 1 Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by Existing Lenders and New Lenders ratably in accordance with their respective Commitments after giving effect to such increase to the Commitments on the Amendment No. 1 Effective Date pursuant to Amendment No. 1, (b) each New Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Lender shall become a Lender with respect to the New Commitments and all matters relating thereto. In addition, on the Amendment No. 1 Effective Date, each of the New Lenders shall have been deemed to purchase from each of the Existing Lenders, at the face amount thereof, such of the L/C Participations outstanding on the Amendment No. 1 Effective Date as shall be necessary in order that, after giving effect to all such purchases, the L/C Participations will be held by Existing Lenders and New Lenders ratably in accordance with their respective

Commitments after giving effect to such increase to the Commitments on the Amendment No. 1 Effective Date, and in such capacity, the New Lenders shall become L/C Participants (it being understood that any Letter of Credit Fees accrued for the account of Existing Lenders for periods prior to the Amendment No. 1 Effective Date shall not be reallocated or otherwise shared with the New Lenders in their capacity as such).”

(j) Section 5.1 of the Credit Agreement shall be amended by adding the following sentence at the end of such clause: “Each prepayment in respect of any Revolving Credit Loans pursuant to this Section 5.1 shall be applied on a pro rata among such Revolving Credit Loans of each Lender in accordance with their respective Applicable Percentages.”

(k) Section 5.2 of the Credit Agreement shall be amended by (i) replacing the words “Section 5.2(a) or (d)” with the words “Section 5.2(a), (d) or (e)” in clause (b) thereof and (ii) adding the following as a new clause (e):

“(e) Specified Equity Contribution. On the date that Rail America receives a Specified Equity Contribution, the Borrowers shall make prepayments of Loans in an aggregate amount equal to 100% of such Specified Equity Contribution; provided that no prepayments of Loans shall be required pursuant to this Section 5.2(e) except to the extent of, and not to exceed, the amount of Specified Equity Contribution required to be applied toward such prepayment after any required payment of the obligations under the Term Loan Credit Agreement (it being understood that amounts actually applied toward prepayment of the obligations under the Term Loan Credit Agreement shall reduce the amount required to be applied toward prepayments hereunder).”

(l) Section 6.2 of the Credit Agreement shall be amended by replacing the words “closing date” with “Closing Date”

(m) Section 8.3 of the Credit Agreement shall be amended by (A) changing the reference to “Secured Note Indenture” to “Secured Notes Indenture”, (B) adding a “)” immediately after the term “Secured Notes Indenture”, (C) adding the words “(including the Term Loan Credit Agreement)” immediately after the words “any loan agreement” and (D) removing the “)” following the word “bound”.

(n) Section 8.12(a) of the Credit Agreement shall be amended by adding the following immediately at the end of such clause: “No Excluded Entity (other than the Specified Entity set forth on Schedule 1.1(d)) holds any assets other than Equity Interests in another Excluded Entity.”

(o) Section 8.14(b) of the Credit Agreement shall be amended by deleting the words “, stored, transported”.

(p) Section 9.1 of the Credit Agreement shall be amended by (i) replacing the words “RailAmerica will furnish to each Lender and the Administrative Agent” with the words “RailAmerica will furnish to the Administrative Agent”; (ii) deleting clause (1) of clause (d) thereof in its entirety; (iii) replacing the reference to the word “the Company” in clause (d) thereof to “RailAmerica”; (iv) replacing the words “Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” with “Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio” in clause (d) thereof; (v) deleting the word “Initial” from clause (h) thereof; and (vi) adding the following new clauses (k) and (l):

“(k) Documents required to be delivered pursuant to Section 9.1(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which RailAmerica posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 13.2; or (ii) on which such documents are posted on RailAmerica’s behalf by Administrative Agent on an Internet or intranet website maintained by Administrative Agent, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov; provided that RailAmerica shall notify the Administrative Agent of the posting of any such documents.

(l) RailAmerica hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to RailAmerica or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. RailAmerica hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 13.16); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent

shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(q) Section 9.10 of the Credit Agreement shall be amended by (i) replacing clause (a) thereof in its entirety with the following:

“(a) Each Borrower will cause any direct or indirect Restricted Domestic Subsidiary formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) that is a Wholly-Owned Subsidiary of RailAmerica and each Wholly-Owned Subsidiary of RailAmerica that becomes or is designated a Restricted Domestic Subsidiary after the Closing Date and each Excluded Entity (other than the Specified Entity listed on Schedule 1.1(d)) that obtains any assets (other than Equity Interests in another Restricted Subsidiary that would also qualify as an Excluded Entity) to execute a supplement to each of the Guarantee and the Security Agreements, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreements and to cause such Subsidiary to take all such actions required under the Security Agreements, to perfect the security interest in the Collateral of such Restricted Domestic Subsidiary. The Borrowers shall also cause to be delivered to the Collateral Agent (or in the case of Equity Interests that would constitute Fixed Asset Collateral, the Fixed Asset Collateral Agent) for pledging under the applicable Security Agreement (A) the certificates, if any, evidencing all of the Equity Interests of any Subsidiary (other than an Excluded Entity that has no assets other than Equity Interests of another Subsidiary that would also qualify as an Excluded Entity and other than the Specified Entity listed on Schedule 1.1(d)) owned by a Credit Party and formed or otherwise purchased or acquired after the Closing Date, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (provided that not more than 65% of the voting Equity Interests of any Foreign Subsidiary that is a direct Subsidiary of a Domestic Subsidiary shall be required to be so delivered or so pledged) and (B) all intercompany notes owing from such Subsidiary to any Credit Party, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party. Notwithstanding the foregoing, the Borrowers shall not be required to, nor shall any Borrower be required to cause any Restricted Subsidiary to, grant any security in any assets of any new direct or indirect Restricted Domestic Subsidiary or to require any new direct or indirect Restricted Domestic Subsidiary to become a Guarantor under the Guarantee and a grantor under the Security Agreements to the extent that such new

Restricted Domestic Subsidiary shall be restricted from pledging such assets by any valid and enforceable contractual obligation (to the extent such restriction is not overridden by the UCC and other than any contractual obligation in connection with any Indebtedness incurred or outstanding pursuant to Section 10.1(i) or (m)); provided that (i) the Total Assets of each such new Restricted Subsidiary are less than $25.0 million and the Total Assets of all such Persons that become Restricted Subsidiaries are less than $75.0 million in the aggregate and (ii) such restriction was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. Notwithstanding the foregoing, in the event that any Subsidiary is or becomes an obligor under any Indebtedness incurred pursuant to Section 10.1(i) or (m), then each Borrower will immediately cause such Subsidiary to execute a supplement to each of the Guarantee and each Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under each Security Agreement and to cause such Subsidiary to take all such actions required under each Security Agreement, to perfect the security interest in the Collateral of such Subsidiary.”

and (ii) replacing the number “30” in clause (b) thereof with the number “60”.

(r) Section 9.12 of the Credit Agreement shall be amended by replacing the second sentence thereof in its entirety with the following:

“Notwithstanding the foregoing, Mortgages shall not be given if third party consents are required nor will Mortgages be recorded in states with (a) a significant Mortgage recording tax such as Alabama, Kansas (to the extent they are not recorded under the Secured Notes Indenture or the Term Loan Credit Agreement and are not recorded to secure any other obligations secured pursuant to Section 10.2(j) or (k)) and Virginia or (b) an unreasonable administrative burden in connection with commercial revolving credit mortgages such as New York (such that they are not recorded under the Secured Notes Indenture or the Term Loan Credit Agreement and are not recorded to secure any other obligations secured pursuant to Section 10.2(j) or (k)), unless, in either case, the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered falls below 1.75, at which point each Credit Party shall cause, within 60 days, such Mortgages to be recorded).”

(s) Section 9.13 of the Credit Agreement shall be amended by replacing the proviso to the first sentence thereof in its entirety with the following:

“provided, however, that, with respect to After Acquired Property that consists of real property, any such Mortgages shall not be recorded in states with a significant mortgage recording tax such as Alabama, Kansas (to the extent they are not recorded under the Secured Notes Indenture or the Term Loan Credit Agreement and are not recorded to secure any other obligations secured pursuant to Section 10.2(j) or (k)) and Virginia or (b) an unreasonable administrative burden in connection with commercial revolving credit mortgages such New York (such that they are not recorded under the Secured Notes Indenture or the Term Loan Credit Agreement and are not recorded to secure any other obligations pursuant to Section 10.2(j) or (k)) unless, in either case, the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered falls below 1.75”

(t) Section 9.16 of the Credit Agreement shall be replaced in its entirety with the word “[Reserved].”

(u) Section 9.17 of the Credit Agreement shall be replaced in its entirety with the following:

“9.17 Post-Closing Requirements. Within one hundred twenty days (120) days after the Amendment No. 1 Effective Date, unless waived or extended by the Collateral Agent in its sole discretion, the Fixed Asset Collateral Agent and the Collateral Agent shall have received each of the following:

(i) with respect to each Mortgage encumbering Mortgaged Property, an amendment thereof (each a “Mortgage Amendment”), duly executed and acknowledged by the applicable Credit Party, the Fixed Asset Collateral Agent, and in form for recording in the recording office where each Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Fixed Asset Collateral Agent;

(ii) opinions of counsel for the Borrowers and the applicable Credit Parties in form and substance reasonably satisfactory to the Fixed Asset Collateral Agent and the Collateral Agent; and

(iii) evidence acceptable to the Collateral Agent of payment by the Credit Parties of all applicable mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments.”

(v) Section 9.18 of the Credit Agreement shall be deleted in its entirety.

(w) Section 10.1 of the Credit Agreement shall be amended by (i) replacing clause (g) thereof in its entirety with the following

“(g) Indebtedness in respect of (A) Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) in order to protect RailAmerica or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices; (B) Cash Management Agreements; and (C) any Hedge Agreements otherwise permitted hereunder between RailAmerica and a Restricted Subsidiary, on the one hand, and any Person that is a lender under the Term Loan Credit Agreement or an Affiliate of a lender under the Term Loan Credit Agreement at the time such Hedge Agreement is entered into;”

(ii) replacing clause (i) thereof in its entirety with the following:

“(i) (A)(I) Indebtedness of the Credit Parties under the Secured Notes in an aggregate principal amount not exceeding the aggregate principal amount of Secured Notes outstanding immediately following the consummation of the Tender Offer and (II) one or more successive issuances or incurrences of Permitted Refinancing Indebtedness in respect of the Indebtedness referred to in clause (A)(I) of this Section 10.1(i) and (B)(I) Indebtedness under the Term Loan Credit Agreement in an aggregate principal amount not to exceed (x) $585,000,000 plus (y) to the extent permitted under Section 2.15 of the Term Loan Credit Agreement as in effect on the Amendment No. 1 Effective Date, $150,000,000 and (II) one or more successive issuances or incurrences of Permitted Refinancing Indebtedness in respect of the Indebtedness referred to in clause (B)(I) of this Section 10.1(i);”

(iii) adding the words “or any proceeds used to effectuate a Specified Equity Contribution” at the end of the parenthetical in subclause (y) of clause (k) thereof,

and (iv) replacing clause (c) of clause (m) thereof in its entirety with the following: “the terms of such Indebtedness do not provide for any mandatory redemption or prepayment or mandatory offer to purchase or prepay on or prior to the Maturity Date (other than (i) customary offers to purchase upon a change of control, asset sale or event of loss, (ii) other prepayment or redemption events not more onerous to RailAmerica and its Restricted Subsidiaries than those set forth in Section 5.2 of the Term Loan Credit Agreement as in effect on the Amendment No. 1 Effective Date and (iii) customary acceleration rights after an event of default),”.

(x) Section 10.2 of the Credit Agreement shall be amended by:

(i) in clause (h) thereof, replacing the words “are junior to the Liens securing the Obligations” with “have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity)”;

(ii) in clause (j) thereof, (A) replacing the words “are junior to the Liens securing the Obligations, Liens on Fixed Asset Collateral” with the words “have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity), Liens on Fixed Asset Collateral securing Indebtedness permitted to be incurred pursuant to Section 10.1”, (B) deleting “(x)” and (C) deleting clause (y) of the proviso thereto;

(iii) in clause (k) thereof, (A) replacing the words “are junior to the Liens securing the Obligations” with the words “have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity)” and (B) deleting the words “the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio or”; and

(iv) adding a new clause (l) thereof which shall state as follows:

“(l) Liens on Fixed Asset Collateral pursuant to the Term Loan Security Documents and subject to the Intercreditor Agreement in the capacity of “Term Loan Obligations” securing Indebtedness permitted to be incurred pursuant to clause (C) of Section 10.1(g).”

(v) adding the following sentence at the end of Section 10.2, “Notwithstanding anything to the contrary contained in herein, in no event shall RailAmerica or any of its Restricted Subsidiaries allow or suffer to exist that the Applicable Authorized Representative (as defined in the Intercreditor Agreement), in its capacity as such, shall be a representative of any Indebtedness that is secured with a Lien that has Junior Lien Priority.

(y) Section 10.3(f) of the Credit Agreement shall be amended by replacing the word “that” with the word “than”.

(z) Section 10.4 of the Credit Agreement shall be amended by replacing clause (ii) thereof with the following: “(ii) sell to any Person any Equity Interests owned by it of any Restricted Subsidiary, except that:” and replacing clause (b) thereof in its entirety as follows:

“RailAmerica and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than Accounts) for at least Fair Market Value of the assets sold or otherwise disposed of; provided that (i) the consideration received for any such sales, transfers and disposals shall consist of not less than 75% cash consideration or Permitted Investments; provided that for the purposes of this clause (i) the following shall be deemed to be cash: (A) any liabilities (as shown on RailAmerica’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of RailAmerica or such Restricted Subsidiary assumed by the transferee with respect to the applicable sale, transfer or disposal, as to which RailAmerica and all of the Restricted Subsidiaries shall have been released by all applicable creditors in writing, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) in the case of a sale by a Borrower or a Subsidiary Guarantor, not secured by the assets that are the subject of such sale, transfer or disposal, (B) any securities received by the Person making such sale, transfer or disposal from the transferee that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposal and (C) any Designated Non-Cash Consideration received by RailAmerica or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $45.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and (ii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing. Unless a permanent prepayment of Term Loan Facility Indebtedness or Indebtedness comprising Other Pari Passu Lien Obligations is made within 365 days of the date of receipt of such Net Proceeds, the Net Proceeds thereof shall be used within 365 days of the date such Net Proceeds are received by RailAmerica or a Restricted Subsidiary to make an Investment in (a) any one or more businesses (provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in RailAmerica or a Restricted Subsidiary, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Restricted Subsidiary), (b) capital expenditures for RailAmerica and its Restricted Subsidiaries or (c) acquisitions of other assets that, in each of (a), (b) and (c), are used or useful in a Similar Business that becomes a Restricted Subsidiary or is held by RailAmerica or a Restricted Subsidiary; provided further that, in the case of each of (a), (b) and (c), to the extent the disposition giving rise to such Net Proceeds was of Fixed Asset Collateral, such Investment is concurrently added to the Fixed Asset Collateral; provided further that if required by the terms of any Indebtedness incurred or outstanding under Section 10.1(h), (i), (k) or (m) to place such Net Proceeds in a collateral or control account with or on behalf of a representative of such Indebtedness, the Net Proceeds from any such Asset Sale pursuant to this Section 10.4(b) of Fixed Asset Collateral shall be paid directly by the purchaser thereof to the Fixed Asset Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with the terms of this Agreement; provided further that RailAmerica shall immediately after or prior to opening or designating any account or an Asset Sale Proceeds Account send a written notice identifying such account to the Administrative Agent and the Fixed Asset Collateral Agent; provided further that (i) RailAmerica shall immediately after to or prior to opening or designating any account as an Asset Sale Proceeds

Account send a written notice identifying such account to the Administrative Agent and he Collateral Agent, (ii) the Asset Sale Proceeds Account shall not be subject to any Liens, other than the Lien of the Fixed Asset Collateral Agent, (iii) neither RailAmerica nor any Restricted Subsidiary shall commingle the amounts in the Asset Sale Proceeds Account with any other amounts, other than any other proceeds of an Asset Sale or other sale of Fixed Asset Collateral and (iv) the proceeds of any Asset Sale permitted by Section 10.4 (other than this Section 10.4(b)) shall not be required to be deposited in the Asset Sale Proceeds Account;”

(aa) Section 10.6(b) of the Credit Agreement shall be amended and restated in its entirety as follows:

“(A) any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of RailAmerica (other than any Disqualified Capital Stock or pursuant to a Specified Equity Contribution) (“Refunding Capital Stock”) and (B) if immediately prior to the redemption, repurchase, retirement or other acquisition of any Equity Interests of RailAmerica (“Retired Capital Stock”) the Fixed Charge Coverage Ratio for the last Test Period at the end of which Section 9.1 Financials were required to have been delivered would have been at least 2.00 to 1.00, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of RailAmerica) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;”

(bb) Section 10.6(c) of the Credit Agreement shall be amended by adding the words “to the extent not used to effectuate a Specified Equity Contribution,” at the beginning of subclause (i) thereof;

(cc) Section 10.6(g) of the Credit Agreement shall be amended and restated in its entirety as follows:

“the payment of dividends on RailAmerica’s Common Stock after the Issue Date, of up to 6% per annum of the net cash proceeds received by RailAmerica in any public offering of its Common Stock following June 23, 2009 (other than (w) public offerings registered on Form S-8, (x) any public sale constituting an Excluded Contribution, (y) any net cash proceeds used to incur Indebtedness pursuant to Section 10.1(k) and (z) any such net cash proceeds raised in order to effectuate a Specified Equity Contribution)”;

(dd) Section 10.6(k) of the Credit Agreement shall be amended by replacing the reference to “the Company” therein to “RailAmerica”.

(ee) Section 10.7 of the Credit Agreement shall be amended and restated in its entirety as follows:

“(a) RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of (or in respect of) any principal of any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Financing; except (A) to the extent such payments are made using the Available Amount Basket, (B) so long as both immediately before and immediately after giving effect to such payment (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Debt to Consolidated EBITDA Ratio would be less than 4.0 to 1.0; provided that this clause (B) shall not allow payments of any Indebtedness that is subordinated in right of payment to any of the Obligations, (C) to the extent such payment is made with Qualified Capital Stock of RailAmerica or (D) with Permitted Refinancing Indebtedness in respect of such Indebtedness.

(b) RailAmerica will not, and will not permit any Restricted Subsidiary, to amend, modify or waive any of its rights under any agreement governing or relating to any Junior Financing to the extent any such amendment, modification or waiver would be materially adverse to the Lenders. RailAmerica will not amend the terms of any Junior Financing in a manner that would accelerate the date on which RailAmerica is required to make any payment of principal or interest or any other amount thereon.

(ff) Section 10.9 of the Credit Agreement shall be amended by (i) replacing the words “Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” with the words “Consolidated Senior Secured Net Debt to Consolidated EBITDA Ratio” in each place they appear in such Section, (ii) replacing the grid therein in its entirety with the following:

Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2011	N/A	N/A	5.00:1.00	5.00:1.00
2012	5.00:1.00	5.00:1.00	5.00:1.00	4.50:1.00
2013	4.50:1.00	4.25:1.00	4.25:1.00	4.00:1.00
2014	4.00:1.00	4.00:1.00	4.00:1.00	3.75:1.00
2015	3.75:1.00	3.75:1.00	3.75:1.00	3.50:1.00
Thereafter	3.25:1.00	3.25:1.00	3.25:1.00	3.25:1.00

and (iii) adding the following after the grid:

“For purposes of determining compliance with this Section 10.9, the net cash proceeds from the issuance and sale of Equity Interests of RailAmerica (other than Disqualified Capital Stock) received by RailAmerica after the end of the relevant Test Period and on or prior to the date that is ten days after the day on which Section 9.1 Financials are required to be delivered (without giving effect to any grace period) for the last fiscal quarter in such Test Period will, at the request of RailAmerica, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with this Section 10.9 at the end of such Test Period and applicable subsequent Test Periods which include such fiscal quarter but not for determining pro forma compliance with this Section 10.9 to determine the permissibility of a transaction (such net cash proceeds so received by RailAmerica and so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), subject to the following terms and conditions: (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrowers to be in compliance on a Pro Forma Basis with this Section 10.9, (c) all Specified Equity Contributions shall be disregarded for making any other determination herein or any other Credit Document, (d) no more than four Specified Equity Contributions shall be made prior to the Maturity Date, (e) there shall be no reduction in Indebtedness in connection with any Specified Equity Contributions for determining compliance with this Section 10.9 and no Specified Equity Contribution shall be included as cash for purposes of calculating clause (y) of the definition of Consolidated Senior Secured Net Debt and (f) the proceeds of the Specified Equity Contribution shall immediately be used to prepay Loans to the extent required by Section 5.2.”

(gg) Section 10.11(a) of the Credit Agreement shall be amended by replacing the words “and the Secured Note Indenture” with the words “, the Term Loan Credit Agreement and the Secured Notes Indenture”.

(hh) Section 10.12 of the Credit Agreement shall be amended by adding the following as the last sentence of such section: “The Specified Entities listed on Schedule 1.1(d) shall only be used to conduct business relating to the making of contributions for candidates and other political purposes.”

(ii) A new Section 10.14 shall be added to Section 10 of the Credit Agreement, which will state: “10.14 Amendment No. 1 Effective Date Repayment. RailAmerica shall not fail to repay, on the Amendment No. 1 Effective Date, Loans outstanding on such date to the extent the proceeds of Term Loan Facility Indebtedness exceeds the amount necessary to finance the tender consideration (including tender premiums and interest) in connection with the Tender Offer and pay fees and expenses in connection with the entry into the Term Loan Facility, the making of the Tender Offer and this Amendment No. 1.”

(jj) Section 11.3 of the Credit Agreement shall be amended by deleting the words “Section 9.16,”.

(kk) Section 11.4 of the Credit Agreement shall be amended by (i) adding the words “(the “Threshold Debt”) after the word “Subsidiaries” in clause (a)(i) and (ii) replacing the word “Indebtedness” with the words “Threshold Debt” each time it appears in clause (a)(ii) and (b).

(ll) Section 12.6(a) of the Credit Agreement shall be amended by (A) adding the words “(except that in the case of any Collateral held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuer under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such Collateral as nominee until such time as a successor Collateral Agent is appointed)” at the end of clause (i) in the fifth sentence thereof and (B) adding the following parenthetical at the end of such Section 12.6(a): “(or in the capacity set forth in the parenthetical in clause (i) above)”.

(mm) Section 12.10 of the Credit Agreement shall be amended (i) by adding the words “(and make amendments and modifications to the Intercreditor Agreement contemplated by the Intercreditor Agreement)” after the words “Intercreditor Agreement” in subclause (a) thereof and (ii) to add the following sentence at the end of such Section:

“It is hereby agreed that, for the purposes of Section 6.5 of the Fixed Asset Security Agreement and Section 5.01 of each Mortgage, the security interests granted thereunder shall not terminate until all Obligations (other than obligations under Secured Hedge Agreements and Secured Cash Management Agreements not yet due and payable) shall have been paid in full in cash. Furthermore, the Lenders authorize and instruct the Administrative Agent to appoint the Term Loan Agent, one of its Affiliates or another Person appointed by the Term Loan Agent, to become the “Collateral Agent” under the Intercreditor Agreement in accordance with the terms thereof on or after the time that no Secured Notes are outstanding (and to take all actions and to execute and deliver any and all documents the Administrative Agent determines are necessary or advisable to so execute and deliver in accordance therewith, and the Borrowers agree to pay the expenses of the Administrative Agent in connection with the foregoing).”

(nn) A new Section 12.12 shall be added to Section 12 of the Credit Agreement, which will state:

“12.12 Collateral Release. In addition to any provisions of the Security Documents, each of the Secured Parties irrevocably authorize each of the Collateral Agent and the Fixed Asset Collateral Agent , at its option and in its discretion,

(a)	to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon the Final Date, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to a Person that is not a Credit Party or (iii) that constitutes “Excluded Property” (as such term is defined in each of the Security Agreements) or locomotives or railcars subject to a lease with any lessor that is not a Credit Party;

(b)	to release any Subsidiary Guarantor from its obligations under this Agreement and other Security Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c)	to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is granted pursuant to Section 10.2(c)(A), (f) or (g).

Upon request by the Collateral Agent at any time, the Borrowers will provide an officer’s certificate confirming the permissibility under the Credit Documents of any transaction in connection with which the any Credit Party is seeking a release of Collateral under this Section 12.12.”

(oo) Section 13.1 of the Credit Agreement shall be amended by adding the following sentence at the end of such Section 13.1(a): “Notwithstanding the foregoing, RailAmerica will not enter into any amendment contemplated by the second sentence of Section 11 of the Intercreditor Agreement without the prior written consent of the Administrative Agent (but it being understood that only the consent of the Administrative Agent (and no Lender or Secured Party in its capacity as such) shall be required to effectuate any such amendment pursuant to such second sentence).”

(pp) Section 13.5 of the Credit Agreement shall be amended by adding the words “whether brought by any Credit Party, any stockholder or creditor of any Credit Party, or any other Person,” immediately prior to the words “including reasonable and documented”.

(qq) Section 13.6 of the Credit Agreement shall be amended by (A) adding the words “if the Administrative Agent has been informed thereof,” immediately before the words “the Administrative Agent shall provide a second notice to RailAmerica” in clause (a)(i)(A) thereof and (B) replacing the word “Subsidiaries” with the word “Affiliates” in the proviso to clause (b) thereof.

Section 2. Other Amendments. Effective as of the Effective Date:

(a) The Intercreditor Agreement is hereby amended and restated in its entirety to be in the form of Exhibit C hereto.

(b) Exhibit K to the Credit Agreement is hereby deleted in its entirety.

(c) Exhibit N attached hereto shall be deemed to be Exhibit N of the Credit Agreement.

(d) Schedules 1.1(c) and 1.1(d) attached hereto are deemed to be Schedules 1.1(c) and 1.1(d) to the Credit Agreement.

Section 3. Effectiveness. This Amendment will become effective as of the date each of the following conditions precedent shall have been (or are or will be substantially concurrently therewith) satisfied or waived by the Administrative Agent (the “Amendment No. 1 Effective Date”):

(a) the Administrative Agent shall have received executed signature pages hereto from the Required Lenders under and as defined in the Credit Agreement, the Borrowers and each of the other parties listed on the signature pages hereto by no later than March 1, 2012;

(b) the Administrative Agent shall have received a certificate of the secretary or assistant secretary of each Credit Party dated the Amendment No. 1 Effective Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of this Amendment (and all documents to be entered into in connection herewith) to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing this Amendment (and all documents to be entered into in connection herewith) or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (b));

(c) a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority), as well as such other documents as the Administrative Agent may reasonably request;

(d) the Administrative Agent shall have received a solvency certificate (in substantially the same form as the solvency certificate dated as of the Closing Date) signed by the chief financial officer of RailAmerica;

(e) the Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 10.2 of the Credit Agreement;

(f) the Administrative Agent shall have received Joinder Agreements substantially in the form attached as Exhibit B hereto executed and delivered by the Borrowers, the New Lenders and the Administrative Agent, providing for an increase in Commitments such that, immediately after giving effect to this Amendment and such Joinder Agreements, the aggregate amount of the Commitments under the Credit Agreement is $100,000,000;

(g) the Administrative Agent shall have received a certificate of the chief executive officer and the chief financial officer of RailAmerica to the effect that the representations and warranties specified in Section 4 of this Amendment are true and correct and no Default or Event of Default has occurred and is continuing and that each other condition precedent in this Section 2 shall have been satisfied;

(h) the Borrowers shall have (i) paid the Administrative Agent or its Affiliates all the fees due to the Administrative Agent or its Affiliates and (ii) reimbursed or paid all expenses required to be paid or reimbursed by the Borrowers pursuant to the Credit Agreement and Section 9 hereto;

(i) the Administrative Agent shall have received such executed legal opinions of (a) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Borrowers (b) Scott Williams, General Counsel to the Borrowers (c) the opinions of special local counsel to the Borrowers from the jurisdictions listed on Schedule 6.3 to the Credit Agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(j) (A) the Tender Offer shall not have been amended since February 1, 2012 except as consented to by the Administrative Agent, (B) an aggregate principal amount of Secured Notes satisfactory to the Administrative Agent shall have been irrevocably accepted for purchase in the Tender Offer by RailAmerica (the “Accepted Notes”) and (C) all conditions to the consummation of the Tender Offer (other than the actual payment for the Accepted Notes and the effectiveness of this Amendment) shall have been satisfied;

(k) the Term Loan Credit Agreement (and all documents related thereto) shall have been fully executed and delivered by all parties thereto, and all conditions precedent to the borrowing thereunder (other than the actual payment for the Accepted Notes and the effectiveness of this Amendment) shall have been satisfied;

(l) the Intercreditor Agreement substantially in the form of Exhibit C hereto shall have been executed by all parties thereto and be in form and substance reasonably acceptable to the Administrative Agent;

(m) the Lenders and the Administrative Agent shall have timely received all “know your customer” information that they shall have requested; and

(n) each Credit Party and the Administrative Agent and/or Collateral Agent shall have entered into one or more reaffirmation agreements (as to this Agreement and the Security Agreements), in form and substance reasonably satisfactory to the Administrative Agent.

Section 4. Representations and Warranties of the Borrowers. The Borrowers hereby represent and warrant as of the date hereof and as of the Amendment Effective Date that:

(a) each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment and each other Credit Document executed or to be executed in connection with this Amendment to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and each other Credit Document executed or to be executed in connection with this Amendment to which it is a party. Each Credit Party has duly executed and delivered this Amendment and each other Credit Document executed or to be executed in connection with this Amendment to which it is a party and this Amendment and each Credit Document executed or to be executed in connection with this Amendment constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

(b) neither the execution, delivery or performance by any Credit Party of this Amendment and each other Credit Document executed or to be executed in connection with this Amendment to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby (including, without limitation, the consummation of the Tender Offer and the incurrence of the Term Loan Facility Indebtedness) will (i) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality; (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of RailAmerica or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or securing Term Loan Facility Indebtedness), pursuant to the terms of any material indenture (including the Secured Note Indenture, any loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which RailAmerica or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound); or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of RailAmerica or any of the Restricted Subsidiaries;

(c) each of the representations and warranties of any Credit Party contained in the Credit Agreement or any other Credit Document are true and correct in all material respects (unless stated to relate to a specific earlier date, in which case, such representations and warranties are true and correct in all material respects as of such earlier date); and

(d) no Default or Event of Default has occurred and is continuing.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

SECTION 6. Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 8. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Section 9. Costs and Expenses. Without duplication of any amounts previously paid or reimbursed, the Borrowers hereby agree to pay all reasonable costs and expenses of the Administrative Agent associated with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent and other out of pocket expenses related hereto.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

RAILAMERICA, INC.,
as a Borrower

By:	/s/ Randy Pianin
	Name:	Randy Pianin
	Title:	Vice President & Treasurer

RAILAMERICA TRANSPORTATION CORP.,
as a Borrower

By:	/s/ Scott Williams
	Name:	Scott Williams
	Title:	President

CITIBANK, N.A.,
as Administrative Agent, Swingline Lender, Letter of Credit Issuer and Lender

By:	/s/ Caesar Wyszomirski
	Name:	Caesar Wyszomirski
	Title:	Vice President

Morgan Stanley Bank, N.A.,
as a Lender

By:	/s/ Scott Taylor
	Name:	Scott Taylor
	Title:	Authorized Signatory

BMO Harris Bank, N.A., as a Lender

By:	/s/ William Thompson
	Name:	William Thompson
	Title:	Senior Vice President